EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Eileen H. Dunn Investor Relations/Public Relations 561-438-4930 edunn@officedepot.com

Office Depot Announces Exchange Offer for Senior Notes Holders

Delray Beach, Fla. – September 15, 2003 — Office Depot, Inc. (NYSE:ODP), announced today that it is offering all holders of its 6.25% Senior Notes due August 15, 2013 the opportunity to exchange their notes for a new issue of notes pursuant to a Registration Statement on Form S-4 declared effective today by the Securities and Exchange Commission. The exchange notes will be identical in all material respects to the notes being exchanged, except that the exchange notes will not contain terms restricting their transfer or any terms related to registration rights.

For each note surrendered pursuant to the exchange offer and not withdrawn by the holder, the holder of the note will receive an exchange note having the principal amount equal to that of the surrendered note. The exchange notes will bear interest from the most recent date on which interest has been paid on the original notes.

The exchange offer and withdrawal rights will expire at 5 p.m., New York City time, on Thursday, October 9, 2003, unless terminated or extended by Office Depot. Letters of Transmittal must be delivered on or before the expiration time and date by facsimile transmission, courier or overnight mail to SunTrust Bank, the exchange agent.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Office Depot

No one sells more office products to more customers in more countries than Office Depot. The company, founded in 1986 and headquartered in Delray Beach, FL, conducts business in 22 countries and employs nearly 50,000 people worldwide.

Operating under the Office Depot, Viking Office Products, Viking Direct, 4Sure.com and Guilbert brand names, Office Depot is an industry leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is home to a number of award-winning web sites, including http://www.espanol.officedepot.com/ one of the first fully functional, Spanish-language retail sites.

In North America, Office Depot has more than 870 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

Additional press information can be found at: http://mediarelations.officedepot.com.

CONTACT:	Office Depot, Delray Beach Brian Levine, 561-438-2895 blevine@officedepot.com

SOURCE: Office Depot, Inc.